EXHIBIT 10(b)(3)

AMENDMENT NO. 1

TO THE

XEROX CORPORATION 1991 LONG-TERM INCENTIVE PLAN

WITNESSETH:

WHEREAS, Xerox Corporation (the “Company”) has established the Xerox Corporation 1991 Long-Term Incentive Plan, as amended through October 9, 2000 (hereinafter referred to as the “Plan”), and

WHEREAS, the Company desires to amend the Plan,

NOW, THEREFORE, Section 6 of the Plan is hereby amended to read in its entirety as follows:

“6. Adjustments and Reorganizations

(a) If the Company shall at any time change the number of issued shares without new consideration to the Company (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the shares) or make a distribution of cash or property which has a substantial impact on the value of issued shares (other than by normal cash dividends), such change shall be made with respect to (i) the aggregate number of shares that may be issued under the Plan; (ii) the number of shares subject to awards of a specified type or to any individual under the Plan; and/or (iii) the price per share for any outstanding stock options, SARs and other awards under the Plan.

(b) Except as otherwise provided in subsection 6(a) above, notwithstanding any other provision of the Plan, and without affecting the number of shares reserved or available hereunder, the Committee shall authorize the issuance, continuation or assumption of outstanding stock options, SARs and other awards under the Plan or provide for other equitable adjustments after changes in the shares resulting from any merger, consolidation, sale of all or substantially all assets, acquisition of property or stock, recapitalization, reorganization or similar occurrence in which the Company is the continuing or surviving corporation, upon such terms and conditions as it may deem necessary to preserve the rights of the holders of awards under the Plan.

(c) In the case of any sale of all or substantially all assets, merger, consolidation or combination of the Company with or into another corporation other than a transaction in which the Company is the continuing or surviving corporation and which does not result in the outstanding shares being converted into or exchanged for different securities, cash or other property, or any combination thereof (an “Acquisition”), any individual holding an outstanding award under the Plan, including any Optionee who holds an outstanding Option, shall have the right (subject to the provisions of the Plan and any limitation applicable to the award) thereafter, and for Optionees during the term of the Option upon the exercise thereof, to receive the Acquisition Consideration (as defined below) receivable upon the Acquisition by a holder of the number of applicable shares which would have been obtained upon exercise of the Option or portion thereof or obtained pursuant to the terms of the applicable award, as the case may be, immediately prior to the Acquisition. The term “Acquisition Consideration” shall mean the kind and amount of shares of the surviving or new corporation, cash, securities, evidence of indebtedness, other property or any combination thereof receivable in respect of one share of the Company upon consummation of an Acquisition.”

The foregoing amendment is effective as of the date hereof. In all other respects, the Plan shall remain unchanged.

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed as of the 13th day of October, 2006.

XEROX CORPORATION

Patricia M. Nazemetz
By:
Vice President